Exhibit 23.1

Kost Forer Gabbay & Kasierer	Tel: +972-4-8654000
2 Pal-Yam Blvd. Brosh Bldg.	Fax: +972-3-5633439
Haifa 3309502, Israel	ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-199688, 333-221357, 333-230485 and 333-239258) pertaining to ReWalk Robotics Ltd. 2006 Stock Option Plan, ReWalk Robotics Ltd. 2012 Equity Incentive Plan and ReWalk Robotics Ltd. 2014 Incentive Compensation Plan, as applicable, the Registration Statements on Form S-1 (File Nos. 333-235931, 333-235932, 333-239733 and 333-251454) and the Registration Statement on Form S-3 (File No. 333-231305) of our report dated February 18, 2021, with respect to the consolidated financial statements of ReWalk Robotics Ltd. included in the annual report (Form 10-K) for the year ended December 31, 2020.

Haifa, Israel	/s/ KOST FORER GABBAY & KASIERER
February 18, 2021	A Member of EY Global